Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PAR TECHNOLOGY CORPORATION", FILED IN THIS OFFICE ON THE FIFTH DAY OF JUNE, A.D. 2020, AT 5:18 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

2295090 8100
SR# 20205536225

Authentication: 203063390
Date: 06-08-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:18 PM 06/05/2020
FILED 05:18 PM 06/05/2020
SR 20205536225 - File Number 2295090

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
PAR TECHNOLOGY CORPORATION

PAR Technology Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify that:

1. The name of the corporation is PAR Technology Corporation (the "Corporation").

2. The Certificate of Incorporation of the Corporation is hereby amended as follows:

The section designated "Fourth", paragraph "1." in the Certificate of Incorporation is hereby amended to read in its entirety as follows:

FOURTH

1. The total number of shares of capital stock which the Corporation shall have the authority to issue is fifty-nine million (59,000,000) shares of stock, par value $0.02 per share, consisting of fifty-eight million (58,000,000) shares of Common Stock, and one million (1,000,000) shares of Preferred Stock.

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 5th day of June, 2020.

DocuSigned by:
Savneet Singh
079BD7CB7BC44DC

Savneet Singh, Chief Executive Officer and President